Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Reports Consumer Tax Season Results:
Reiterates Third Quarter and Full-year Guidance

MOUNTAIN VIEW, Calif. - April 26, 2017 - Intuit Inc. (Nasdaq: INTU) today released the second and final update for its fiscal year 2017 consumer tax offerings. Season-to-date through April 22, total TurboTax units grew 2 percent versus the comparable prior-year period.
“We grew units and revenue in a challenging environment,” said Dan Wernikoff, executive vice president and general manager of Intuit’s TurboTax business.  “Internal Revenue Service returns are relatively flat and our share of the do-it-yourself category was slightly down. Revenue growth exceeded unit growth this season as share declines were concentrated in the lower-end of our product line-up.”

Season-to-date TurboTax Federal Unit Data

	Season through April 22, 2017	Season through April 23, 2016	Change Year-Over-Year
TurboTax Desktop	5,295,000	5,340,000	-1%
TurboTax Online	28,113,000	27,564,000	2%
Sub-total TurboTax Units	33,408,000	32,904,000	2%
TurboTax Free File Alliance	1,206,000	1,004,000	20%
Total TurboTax Units	34,614,000	33,908,000	2%

“We delivered on revenue and we believe that the pace of innovation we’ve set, our proven go-to-market capabilities, promising early results from opening our platform, and our deep customer trust and confidence put us in a strong position for next season and beyond,” said Wernikoff.

Intuit Reports Total TurboTax Units Through April 22, 2017

Full-year Guidance
Intuit also reiterated third quarter and full-year company revenue, operating income and earnings per share guidance. This included full-year Consumer Tax revenue growth guidance of 6 to 8 percent.
The company is scheduled to report results for its third fiscal quarter on May 23.

About Intuit
Intuit Inc. is committed to powering prosperity around the world for consumers, small businesses and the self-employed through its ecosystem of innovative financial management solutions.
Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. QuickBooks Self-Employed provides freelancers and independent contractors with an easy and affordable way to manage their finances and save money at tax time, while Mint delivers financial tools and insights to help people make smart choices about their money.
Intuit's ProConnect brand portfolio includes ProConnect Tax Online, ProSeries® and Lacerte®, the company's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit serves 42 million customers in North America, Europe, Australia and Brazil, with revenue of $4.7 billion in its fiscal year 2016. The company has approximately 7,900 employees with major offices in the United States, Canada, the United Kingdom, India, Australia and other locations. More information can be found at www.intuit.com.

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit; Intuit’s prospects for the business in fiscal 2017 and beyond; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Full-year Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; the competitive environment; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns; our ability to innovate and adapt to technological change; availability of our products and services could be impacted by business interruption or failure of our information technology and communication systems; any problems with implementing upgrades to our customer facing applications and supporting information technology infrastructure; any failure to properly use and protect personal customer information and data; our ability to develop, manage and maintain critical third-party business relationships; increases in or changes to government regulation of our businesses; any failure to process transactions effectively or to adequately protect against potential fraudulent activities; any loss of confidence in using our software as a result of publicity regarding such fraudulent activity; any significant product accuracy or quality problems or delays; any lost revenue opportunities or cannibalization of our traditional paid franchise due to our participation in the Free File Alliance; the global economic environment may impact consumer and small business spending, financial institutions and tax filings; changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise; the seasonal and unpredictable nature of our revenue; our ability to attract, retain and develop highly skilled employees; increased risks associated with international operations; unanticipated changes in our income tax rates; changes in the amounts or frequency of share repurchases or dividends; we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights

Intuit Reports Total TurboTax Units Through April 22, 2017

may weaken our competitive position; disruptions, expenses and risks associated with our acquisitions and divestitures; amortization of acquired intangible assets and impairment charges; our use of significant amounts of debt to finance acquisitions or other activities; and the cost of, and potential adverse results in, litigation involving intellectual property, antitrust, shareholder and other matters. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2016 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of April 26, 2017, and we do not undertake any duty to update any forward-looking statement or other information in these materials.